KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Chairman Barry Goldstein Announces His Retirement

Kingston, NY — August 29, 2024 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, announced today that Barry Goldstein, its long-time Chairman of the Board of Directors, will retire effective Tuesday, September 10, 2024. Thomas Newgarden, who joined the Company's board earlier this year, will become Kingstone's Non-Executive Chairman concurrent with Mr. Goldstein's departure.

Mr. Goldstein has served as the Company's Chairman of the Board since March 2001 and served as its Chief Executive Officer from March 2001 to December 2018 and from July 2019 to September 2023. He has been the Chairman of Kingstone Insurance Company, the Company's operating insurance company subsidiary, for the past eighteen years.

A few years after joining Kingstone, Mr. Goldstein led the Company (then an insurance agency) to a Nasdaq listing in October 2004. In 2005, after the Company acquired the $3.75 million of surplus notes issued by Commercial Mutual Insurance Company ("CMIC"), an insurance company, he became CMIC's Chairman and engineered its demutualization. Determined to focus solely on underwriting, the Company sold off its agency and premium finance assets and acquired 100% equity ownership of CMIC in July 2009 (renaming it Kingstone Insurance Company ("KICO"), with the parent company being named Kingstone Companies, Inc.). Over the subsequent fifteen years, KICO grew to write over $200 million in annual premiums and become the 15th largest writer of homeowners insurance in New York State. KICO recently reported the most profitable quarter in its 138-year history.

"Meryl and I have planned for this succession, beginning with her assuming the Chief Executive Officer position last October. Kingstone's plan to return to profitability is in place and working. We moved to strengthen the Board, further build the leadership team and manage our debt maturity. Everything we hoped to accomplish is in place and now is an incredibly good time for me to retire," said Mr. Goldstein. "It has been an honor to have led Kingstone for more than two decades. I am totally confident about the future of Kingstone under Meryl's leadership, and that the Board, now led by Tom Newgarden, will serve the shareholders' long-term best interests and guide the Company to continued success."

"On behalf of the entire Board of Directors, we wish to extend our sincere gratitude to Barry for over twenty years of devoted service to the Company," said Thomas Newgarden, Non-Executive Chairman of the Board.

"I am forever grateful for the mentorship and guidance that Barry has shared with me over the past five years as well as the invaluable insight and expertise he has provided to the Board and our organization over more than two decades," said Meryl Golden, Chief Executive Officer.

About Kingstone Companies, Inc.
Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO is actively writing personal lines and commercial auto insurance in New York, and in 2023 was the 15th largest writer of homeowners insurance in New York. KICO is also licensed in New Jersey, Rhode Island, Massachusetts, Connecticut, Pennsylvania, New Hampshire, and Maine.

Forward-Looking Statements
Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:
Karin Daly
Vice President
The Equity Group Inc.
kdaly@equityny.com